Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TALEN ENERGY CORPORATION
Talen Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The undersigned is the duly elected and acting General Counsel and Corporate Secretary of the Corporation.
2.The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on June 6, 2014, and was amended and restated on each of June 1, 2015 and December 6, 2016, and further amended on February 28,2017 (as amended and restated, the “Original Certificate of Incorporation”).
3.On May 9, 2022, Talen Energy Supply, LLC (“TES”) and certain of its subsidiaries (collectively with TES, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).
4.This Third Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted, pursuant to, and in accordance with, the Joint Chapter 11 Plan of Talen Energy Supply, LLC and Its Affiliated Debtors (the “Plan of Reorganization”) confirmed by order, dated December 15, 2022, of the Bankruptcy Court, jointly administered under the caption “In re: TALEN ENERGY SUPPLY, LLC, et al., Debtors,” Case No. 22-90054 (MI) in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended (the “DGCL”).
5.This Certificate shall become effective when filed with the Secretary of State of the State of Delaware.
6.This Certificate amends and restates the Original Certificate of Incorporation of the Corporation to read in full as follows:

ARTICLE I
NAME
The name of the corporation is Talen Energy Corporation.
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808 and the name of the Corporation’s registered agent at such address is The Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is four hundred million (400,000,000) shares, divided into two classes consisting of three hundred fifty million (350,000,000) shares of common stock, par value $0,001 per share (“Common Stock”), and fifty (50,000,000) million shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
Section 4.2Preferred Stock.
(a)Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.
(b)Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.3Common Stock.
(a)Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.
(b)Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code.
Section 4.5Restrictions on Transfers.
(a)Restricted Transfers. Except through a Secondary Market Transaction, no person shall purchase or otherwise acquire, and no stockholder of the Corporation shall transfer to any person, shares of the Corporation such that, after giving effect to such purchase, acquisition or other transfer (a “Restricted Transfer”), the holdings of the transferee, together with those of its FERC Affiliates, would equal or exceed the Utility Control Threshold, without the prior written consent of the Board.
(b)Purported Transfer in Violation of Restrictions. Unless the approval of the Board is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).
(c)Certain Definitions. For purposes of this Section 4.5:
“Talen Public Utility” means any direct or indirect subsidiary of the Corporation that is a “public utility” (as that term is defined in the Federal Power Act).
“FERC Affiliate” means any person that is an “affiliate” (as such term is defined in 18 C.F.R. § 35.36(a)(9)) of another person prior to the effective date of the Restricted Transfer.
“Secondary Market Transaction” means a purchase or sale of the Common Stock by a third-party investor (i) occurring on the New York Stock Exchange or NASDAQ, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries would, in the ordinary course, have prior notice. A Secondary Market Transaction does not include, among other things, any reacquisition of Common Stock by the Corporation.
“Utility Control Threshold” means holdings such that: (i) a person, collectively with its FERC Affiliates, directly and/or indirectly owns, controls and/or holds with power to vote 10% of the Corporation’s outstanding voting securities; or (ii) the sum of the following equals 10%: (A) the percentage of the Corporation’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, plus (B) the percentage of any Talen Public Utility’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, other than through the Corporation. The percentages of a given entity’s voting securities to be determined for purposes of the preceding sentence shall be calculated based on the voting power of the relevant voting securities.
ARTICLE V
RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES
The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

Section 5.5Corporate Opportunities.
(a)In recognition and anticipation that (i) certain directors, principals, officers and employees and/or other representatives of stockholders of the Corporation and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) stockholders of the Corporation and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”), including, for the avoidance of doubt, the Chair of the Board if he or she is not otherwise an employee, consultant or officer of the Corporation, and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 5.1 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Corporation’s stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and the Corporation’s directors, officers and stockholders in connection therewith.
(b)The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for (i) the stockholders of the Corporation or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”), except as provided in paragraph (c) of this Section 5.1. Subject to Section 5.1(c). in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to (i) communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, (ii) refrain from engaging in such corporate opportunity, (iii) make or refrain from making investments in such corporate opportunity or (iv) otherwise refrain from competing with the Corporation or any of its Affiliates with respect to such corporate opportunity, and, to the fullest extent permitted by the DGCL shall not (I) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (II) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
(c)The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is offered to such person in his or her capacity as a director or officer of the Corporation and the provisions of Section 5.1(b) shall not apply to any such corporate opportunity.
(d)In addition to and notwithstanding the foregoing provisions of this Section 5.1, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not legally permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business.
(e)For purposes of this Section 5.1, (i) “Affiliate” shall mean (x) in respect of stockholders of the Corporation, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(f)To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 5.1.
ARTICLE VI
BOARD OF DIRECTORS
Section 6.5Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.
Section 6.2Election and Term.
(a)Subject to Section 6.5, the number of directors constituting the Board shall be not fewer than three (3) nor more than fifteen (15). The directors shall be of a single class. Subject to the previous sentence, the precise number of directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The size of the Board immediately following the Corporation’s emergence from the bankruptcy proceeding administered under the caption “In re: TALEN ENERGY SUPPLY, LLC, et al., Debtors,” Case No. 22-90054 (MI) shall be seven (7),
(b)Subject to Section 6.5, each director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, except as in the case of such director’s earlier death, resignation, or removal.

(c)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 6.3Newly Created Directorships and Vacancies. Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, or removal.
Section 6.4Removal. Subject to Section 6.5, any or all of the directors may be removed from office at any time, with or without cause, but only by the affirmative vote of holders of at least a majority of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.
Section 6.5Preferred Stock - Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation). Notwithstanding Section 6.2 hereof, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.2 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VII
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VIII
MEETINGS OF STOCKHOLDERS
Section 8.1Action by Written Consent. Any action required or permitted to be taken by stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Section 8.2Special Meetings. Except as otherwise required by applicable law or the terms of any one or more series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, shall be called only by (i) the Chair of the Board, (ii) the Board pursuant to a resolution adopted by a majority of a quorum of the Board or (iii) the Board upon the delivery of a written request complying with the procedures outlined in the Bylaws to the Corporation by the holders of record of at least fifteen percent (15%) of the voting power of then outstanding shares of capital stock entitled to vote on the matters to be submitted to stockholders at such meeting.
Section 8.3Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE IX
LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 9.1Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, as applicable; provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Section 9.1 or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Section 9.2Limitation of Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of officers, no person who is or was an officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided that this provision shall not eliminate or limit the liability of an officer (a) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (b) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit or (d) for any action by or in the right of the Corporation. Any repeal or amendment of this Section 9.12 by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.12 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of officers) and shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Section 9.3.    The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The indemnification provided herein shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification hereunder and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal, or modification of this Section 9.3, shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article IX. all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.
ARTICLE XI
SECTION 203
The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ARTICLE XII
FORUM FOR ADJUDICATION OF DISPUTES
Section 12.1Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware that does have jurisdiction).
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation, except to the extent the application of this subsection (b) would be contrary to law.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Section 12.2Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of the first paragraph of Section 12.1 above is filed in a court other than a court located within the State of Delaware without the approval of the Board (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation as of this 17th day of May, 2023.

TALEN ENERGY CORPORATION
By:	/s/ Andrew M. Wright
Name: Andrew M. Wright
Title: General Counsel and Corporate Secretary
(Signature Page to Certificate of Incorporation)